UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2016

ATRM Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-36318	41-1439182
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Echo Lake Avenue, Suite 300, Mahtomedi, Minnesota	55115
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 704-1800

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

EBGL Asset Purchase

On October 4, 2016, ATRM Holdings, Inc. (the “Company”) acquired certain assets of EdgeBuilder Wall Panels, Inc. and Glenbrook Lumber & Supply, Inc. (collectively, the “Sellers”) through the Company’s newly-formed wholly-owned subsidiaries EdgeBuilder, Inc. (“EdgeBuilder”) and Glenbrook Building Supply, Inc. (“Glenbrook”), respectively, pursuant to the terms of an Asset Purchase Agreement, dated as of the same date (the “Purchase Agreement”), by and among the Company, EdgeBuilder, Glenbrook, the Sellers and the individual owners of the Sellers (the “Acquisition”). The Company operates the businesses of EdgeBuilder and Glenbrook on a combined basis, and such businesses are referred to on a combined basis as “EBGL”.

Consideration for the Acquisition included (i) approximately $4.0 million in cash, of which approximately $3.0 million was paid at closing and $1.0 million is payable in four equal installments on the first day of each of the next four fiscal quarters, (ii) 100,000 shares of the Company’s common stock (the “Shares”), (iii) a potential earn-out payment of up to $1.0 million based upon the amount by which EBGL’s gross profit over the 12 months commencing October 1, 2016 exceeds a specified target and (iv) the assumption of certain liabilities of the Sellers related to the purchased assets. The cash portion of the purchase price is subject to a post-closing adjustment based on the amount of inventory and pre-paid expenses included in the purchased assets, and the Shares are subject to transfer restrictions for 12 months following the closing.

Financing from Gerber Finance Inc.

On October 4, 2016, concurrently with the closing of the Acquisition, the Company entered into a Loan and Security Agreement, dated as of the same date (the “Acquisition Loan Agreement”), with EBGL as the borrowers, the Company and its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc. as guarantors, and Gerber Finance Inc. as the lender (“Gerber Finance”), pursuant to which Gerber Finance provided EBGL with $3.0 million in financing for the Acquisition. On October 4, 2016, concurrently with the closing of the Acquisition, the same parties also entered into a Loan and Security Agreement, dated as of the same date (the “LOC Loan Agreement”), pursuant to which Gerber Finance agreed to provide EBGL with a working capital line of credit of up to $3.0 million. The Acquisition Loan Agreement and the LOC Loan Agreement are referred to collectively as the “Loan Agreements”.

Borrowings under the Acquisition Loan Agreement bear interest at the prime rate plus 3.00%, with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Acquisition Loan Agreement. The initial term of the Acquisition Loan Agreement expires on December 31, 2018, but extends automatically for additional one-year periods unless a party provides prior written notice of termination. Availability under the LOC Loan Agreement is based on a formula tied to the borrowers’ eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 2.75%, with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the LOC Loan Agreement. Initially, availability under the LOC Loan Agreement is limited to $1.0 million, which amount may be increased to up to $3.0 million in increments upon request of the borrowers and in the discretion of Gerber Finance. The initial term of the LOC Loan Agreement expires on October 3, 2018, but extends automatically for additional one-year periods unless a party provides prior written notice of termination.

The Loan Agreements provide for certain fees payable to Gerber Finance during their terms, including but not limited to a monthly minimum loan amount fee and an annual facility fee. The borrowers’ obligations under the Loan Agreements are secured by all of their property and assets and are guaranteed by the Company and its other subsidiaries. The Loan Agreements contain representations, warranties, affirmative and negative covenants, events of default and other provisions customary for agreements of this type. Financial covenants include maintenance of a minimum tangible net worth and a minimum debt service coverage ratio at fiscal year end. The occurrence of any event of default under any Loan Agreement may result in the obligations thereunder becoming immediately due and payable.

As a condition to the extension of credit to the borrowers under the Loan Agreements, the Sellers entered into a subordination agreement, and certain holders of unsecured promissory notes issued by the Company entered into amendments to their existing subordination agreements, with Gerber Finance and the Company pursuant to which the obligations of the Company to such parties are subordinated to the obligations to Gerber Finance under the Loan Agreements.

Financing from Lone Star Value Co-Invest I, LP

On October 4, 2016, the Company issued to Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”) an unsecured promissory note made by the Company in the principal amount of $2.0 million in exchange for $2.0 million in cash (the “LSV Co-Invest Note”). The LSV Co-Invest Note was issued pursuant to a securities purchase agreement by and between the Company and LSV Co-Invest I. The LSV Co-Invest Note bears interest at 10.0% per annum, with interest payable semiannually; provided, however, for interest accruing during the 365 days after the issuance of the LSV Co-Invest Note, the Company may elect to make any interest payment in-kind (“PIK Interest”) at an annual rate of 12.0%, so long as any such interest payment is made either (x) entirely in PIK Interest or (y) 50% cash and 50% PIK Interest. LSV Co-Invest I may elect to receive PIK Interest in lieu of cash starting 366 days after the issuance of the LSV Co-Invest Note. Any unpaid principal and interest under the LSV Co-Invest Note is due on April 1, 2019. The Company may prepay the LSV Co-Invest Note at any time after a specified amount of advance notice to LSV Co-Invest I (subject to restrictions under the Company’s loan agreements with Gerber Finance). The LSV Co-Invest Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

As of October 4, 2016, following the issuance of the LSV Co-Invest Note, LSV Co-Invest I holds unsecured promissory notes of the Company in the aggregate outstanding principal amount of $6.8 million, and Lone Star Value Investors, LP (“LSVI”), an affiliate of LSV Co-Invest I, holds 1,067,885 shares of the Company’s common stock, or approximately 45.1% of its outstanding shares, and an unsecured promissory note of the Company in the outstanding principal amount of approximately $4.3 million. Additionally, 10,000 shares of the Company’s common stock are held in an account managed by Lone Star Value Management, LLC (“LSVM”), an affiliate of LSVI and LSV Co-Invest I. Jeffrey E. Eberwein, Chairman of the Company’s Board of Directors, is the manager of Lone Star Value Investors GP, LLC, the general partner of LSVI and LSV Co-Invest I, and sole member of LSVM, the investment manager of LSVI. The Company’s sale of the LSV Co-Invest Note to LSV Co-Invest I was approved by a Special Committee of the Company’s Board of Directors consisting solely of independent directors.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 with respect to the closing of the Acquisition is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Loan Agreements and the LSV Co-Invest Note is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 with respect to the issuance of the Company’s common stock in the Acquisition is incorporated by reference into this Item 3.02. The offer and sale of such securities was made in reliance upon an exemption from the registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, based upon representations made in the Purchase Agreement and related documents.

Item 8.01 Other Events

On October 5, 2016, the Company issued a press release announcing the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K are not included in this Current Report. The Company intends to file these financial statements by an amendment within the timeframe permitted by Item 9.01(a).

(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K is not included in this Current Report. The Company intends to file this pro forma information by an amendment within the timeframe permitted by Item 9.01(b).

(d)	Exhibits.

Exhibit No.	Description

4.1	Promissory Note dated October 4, 2016.

10.1	Securities Purchase Agreement, dated as of October 4, 2016, by and between ATRM Holdings, Inc. and Lone Star Value Co-Invest I, LP.

99.1	Press release dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRM Holdings, Inc.

Dated: October 11, 2016	By:	/s/ Daniel M. Koch
	Name:	Daniel M. Koch
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Promissory Note dated October 4, 2016.

10.1	Securities Purchase Agreement, dated as of October 4, 2016, by and between ATRM Holdings, Inc. and Lone Star Value Co-Invest I, LP.

99.1	Press release dated October 5, 2016.